News Release

Investor Contact:

Niels Christensen, 215-986-6651
Niels.Christensen@unisys.com


Media Contact:
Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com



UNISYS ANNOUNCES SECOND-QUARTER 2010 FINANCIAL RESULTS

COMPARED TO Q2 2009:
* OPERATING INCOME ROSE 58 PERCENT TO $106.7 MILLION; OPERATING PROFIT MARGIN OF 10.1 PERCENT, UP FROM 6.1 PERCENT
* NET INCOME FROM CONTINUING OPERATIONS OF $59.4 MILLION, UP 77 PERCENT
* NET INCOME OF $120.2 MILLION VS. $38.1 MILLION
* DILUTED EPS FROM CONTINUING OPERATIONS ROSE TO $1.37 VS. $.90
* DILUTED EPS ROSE TO $2.77 VS. $1.02
* TOTAL REVENUE DECLINED 4 PERCENT (HALF THE DECLINE ATTRIBUTABLE TO DIVESTED BUSINESSES)
* TECHNOLOGY REVENUE GREW 47 PERCENT; THIRD CONSECUTIVE QUARTER OF CLEARPATH MAINFRAME REVENUE GROWTH
* IT OUTSOURCING REVENUE GREW HIGH SINGLE DIGITS OUTSIDE OF US FEDERAL BUSINESS
* INTERNATIONAL REVENUE GREW 3 PERCENT
* OPERATING EXPENSES (SG&A + R&D EXPENSES) DECLINED 6 PERCENT
* INCREASED QUARTERLY OPERATING CASH FLOW AND GENERATED POSITIVE FREE CASH FLOW FOR Q210

BLUE BELL, Pa., July 27, 2010 - Unisys Corporation (NYSE: UIS) today reported second-quarter 2010 net income of $120.2 million, or $2.77 per diluted share, compared with net income of $38.1 million, or $1.02 per diluted share, in the year-ago quarter. The current quarter results include a pre-tax gain of approximately $65 million related to the sale of the company's health information management (HIM) business. Second-quarter 2010 net income from continuing operations increased to $59.4 million, or $1.37 per diluted share, from $33.5 million, or 90 cents per diluted share, in the year-ago period. Operating results of the HIM business, and the gain on the sale, are being reported as a discontinued operation.

Revenue in the second quarter of 2010 declined 4 percent (2 percent excluding divested businesses) to $1.06 billion compared with $1.10 billion in the year-ago quarter. Revenue declined 5 percent (3 percent excluding divested businesses) on a constant currency basis.

Revenue in the United States was $450 million and declined 13 percent due to the impact of divestitures and lower U.S. federal government revenue. Revenue in international markets grew 3 percent (flat in constant currency) to $606 million.

"The second quarter was another solid quarter for Unisys," said Unisys Chairman and CEO Ed Coleman. "Driven by a strong performance in our technology business, we reported an operating profit margin of 10.1 percent in the quarter and delivered our fifth consecutive quarter of improved year-over-year profitability. Sales of ClearPath servers grew year-over-year for the third straight quarter and we also saw high single digit percent growth in our IT outsourcing revenue excluding our U.S. federal government business. We continued to strengthen the balance sheet and reshape the company, focusing on those elements that are integral to the delivery of our security, data center transformation, end user outsourcing and application modernization solutions."

OVERALL MARGINS
Unisys reported a second-quarter gross profit margin of 27.3 percent, up from
23.7 percent a year ago, and a second-quarter operating profit margin of 10.1 percent, up from 6.1 percent a year ago. The increased margins primarily reflected higher sales of ClearPath mainframes in the current quarter.

SECOND-QUARTER BUSINESS SEGMENT RESULTS
Customer revenue in the company's services segment declined 9 percent (7 percent excluding divested businesses) compared with the year-ago quarter. On lower revenue, services gross profit margin declined to 19.0 percent compared with 20.7 percent a year ago, while services operating margin declined to 6.0 percent compared with 7.4 percent a year ago. Services revenue and operating margins improved sequentially from the first quarter of 2010 by 5 percent and 140 basis points respectively.

Services backlog at June 30, 2010 was $5.7 billion, up from $5.5 billion at June 30, 2009 and down from $5.9 billion of services backlog at March 31, 2010. The decrease from March 31, 2010 is primarily attributable to currency exchange rate movements. Services orders declined single digits from year-ago levels.

Customer revenue in the company's technology segment increased 47 percent (56 percent excluding divested businesses) from the second quarter of 2009, driven by substantial growth in ClearPath mainframe revenue. Reflecting the higher ClearPath sales, the company reported a technology gross profit margin of 61.3 percent and an operating profit margin of 27.4 percent in the quarter. These compared with a gross profit margin of 40.4 percent and operating margin of (5.4) percent in the year-ago quarter.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS
Unisys generated $52 million of cash from operations in the second quarter of 2010 compared with $48 million of cash flow from operations in the second quarter of 2009. Capital expenditures in the second quarter of 2010 declined to $48 million compared with $53 million in the year-ago quarter. The company generated $4 million of free cash flow (cash from operations less capital expenditures) in the second quarter of 2010 compared with free cash usage of $5 million in the second quarter of 2009.

As previously announced, on April 30, 2010 the company completed the sale of its HIM business. Net cash proceeds from the sale were approximately $126 million. Under the terms of certain of the company's debt agreements, the proceeds can be used for certain capital expenditures, the acquisition of certain assets and the repayment of certain debt obligations. During the second quarter, the company used approximately $25 million of the proceeds for such purposes. At June 30, 2010, approximately $101 million of proceeds remain as restricted cash included in other long-term assets on the company's balance sheet.

At June 30, 2010, Unisys reported $497 million of cash on hand.

CONFERENCE CALL

Unisys will hold a conference call today at 8:15 a.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.



CONSTANT CURRENCY

The company refers to revenue growth rates at constant currency or adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates to facilitate comparisons of the company's business performance from one period to another. Constant currency for revenue is calculated by retranslating current and prior period results at a consistent rate. This approach is based on the pricing currency for each country which is typically the functional currency. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates or adjusting for currency will be higher or lower than growth reported at actual exchange rates.


ABOUT UNISYS
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 24,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.


FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include the adverse effects of global economic conditions; the company's ability to access credit markets to address its liquidity needs; the company's significant pension obligations and potential requirements to make significant cash contributions to its defined benefit pension plans; the success of the company's program to reduce costs, focus its global resources and simplify its business structure; the potential adverse effects of aggressive competition in the information services and technology marketplace; the company's ability to effectively anticipate and respond to volatility and rapid technological change in its industry; the company's ability to retain significant clients; the company's ability to take on, successfully implement and grow outsourcing operations; the company's ability to drive profitable growth in consulting and systems integration; market demand for the company's high-end enterprise servers and maintenance on those servers; the risk that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may subject it to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally when more than half of the company's revenue is derived from international operations; the business and financial risk in implementing future dispositions or acquisitions; the potential for infringement claims to be asserted against the company or its clients; the possibility that pending litigation could affect the company's results of operations or cash flow; and the company's consideration of all available information following the end of the quarter and before the filing of the Form 10-Q and the possible impact of this subsequent event information on its financial statements for the reporting period. Additional discussion of factors that could affect the company's future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.

####

RELEASE NO.: 0727/8981

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                             Three Months          Six Months
                             Ended June 30         Ended June 30
                          ------------------   ------------------
                            2010      2009 *     2010      2009 *
                          --------  --------   --------  --------
Revenue
  Services                  $911.3  $1,002.5   $1,782.7  $1,959.1
  Technology                 145.0      98.7      271.9     214.8
                          --------  --------   --------  --------
                           1,056.3   1,101.2    2,054.6   2,173.9
Costs and expenses
  Cost of revenue:
    Services                 726.0     786.1    1,433.6   1,572.5
    Technology                42.0      54.5       96.6     126.3
                          --------  --------   --------  --------
                             768.0     840.6    1,530.2   1,698.8
Selling, general and
  administrative             160.5     167.8      316.9     339.9
Research and development      21.1      25.1       41.9      52.5
                          --------  --------   --------  --------
                             949.6   1,033.5    1,889.0   2,091.2
                          --------  --------   --------  --------
Operating profit             106.7      67.7      165.6      82.7

Interest expense              25.3      21.2       51.8      43.0
Other income (expense), net   (7.6)      3.0      (44.4)     (3.7)
                          --------  --------   --------  --------
Income  from continuing operations
  before income taxes         73.8      49.5       69.4      36.0
Provision for income taxes    13.2      13.5       24.5      26.3
                          --------  --------   --------  --------
Consolidated net income from
  continuing operations       60.6      36.0       44.9       9.7
Net income attributable to
  noncontrolling interests    (1.2)     (2.5)      (2.4)     (4.8)
                          --------  --------   --------  --------
Net income from continuing
  operations attributable
  to Unisys Corporation       59.4      33.5       42.5       4.9
Income from discontinued operations,
  net of taxes                60.8       4.6       66.1       8.8
                          --------  --------   --------  --------
Net income attributable to
  Unisys Corporation        $120.2     $38.1     $108.6     $13.7
                          ========  ========   ========  ========
Earnings per share attributable
  to Unisys Corporation
Basic
  Continuing operations    $  1.39   $   .91    $  1.00   $   .13
  Discontinued operations  $  1.43   $   .12    $  1.56   $   .24
                          --------  --------   --------  --------
      Total                $  2.82   $  1.03    $  2.56   $   .37
                          ========  ========   ========  ========
Diluted
  Continuing operations    $  1.37   $   .90    $   .98   $   .13
  Discontinued operations  $  1.40   $   .12    $  1.52   $   .24
                          --------  --------   --------  --------
      Total                $  2.77   $  1.02    $  2.50   $   .37
                          ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                     42,590    37,032     42,494    37,018
                          ========  ========   ========  ========
  Diluted                   43,329    37,449     43,356    37,278
                          ========  ========   ========  ========
  * Reclassified for discontinued operations

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services  Technology
                      --------   --------   --------  ----------
Three Months Ended
June 30, 2010
------------------
Customer revenue      $1,056.3                $911.3      $145.0
Intersegment                       ($36.2)       1.5        34.7
                      --------   --------   --------    --------
Total revenue         $1,056.3     ($36.2)    $912.8      $179.7
                      ========   ========   ========    ========

Gross profit percent     27.3%                 19.0%       61.3%
                      ========              ========    ========
Operating profit
  percent                10.1%                  6.0%       27.4%
                      ========              ========    ========
Three Months Ended
June 30, 2009 *
------------------
Customer revenue      $1,101.2              $1,002.5       $98.7
Intersegment                       ($47.3)       1.6        45.7
                      --------   --------   --------    --------
Total revenue         $1,101.2     ($47.3)  $1,004.1      $144.4
                      ========   ========   ========    ========

Gross profit percent     23.7%                 20.7%       40.4%
                      ========              ========    ========
Operating profit (loss)
  percent                 6.1%                  7.4%       (5.4%)
                      ========              ========    ========

Six Months Ended
June 30, 2010
------------------
Customer revenue      $2,054.6              $1,782.7      $271.9
Intersegment                       ($59.2)       2.3        56.9
                      --------   --------   --------    --------
Total revenue         $2,054.6     ($59.2)  $1,785.0      $328.8
                      ========   ========   ========    ========

Gross profit percent     25.5%                 18.6%       57.2%
                      ========              ========    ========
Operating profit
  percent                 8.1%                  5.3%       21.2%
                      ========              ========    ========
Six Months Ended
June 30, 2009 *
------------------
Customer revenue      $2,173.9              $1,959.1      $214.8
Intersegment                       ($85.2)       3.3        81.9
                      --------   --------   --------    --------
Total revenue         $2,173.9     ($85.2)  $1,962.4      $296.7
                      ========   ========   ========    ========

Gross profit percent     21.9%                 18.3%       36.7%
                      ========              ========    ========
Operating profit (loss)
  percent                 3.8%                  4.8%       (8.6%)
                      ========              ========    ========

  * Reclassified for discontinued operations

<PSGE>


                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Unaudited)
                            (Millions)

                                         June 30,   December 31,
                                           2010         2009 *
                                        ----------   ----------
Assets
Current assets
Cash and cash equivalents                   $496.5       $647.6
Accounts and notes receivable, net           786.2        779.7
Inventories
   Parts and finished equipment               56.0         57.5
   Work in process and materials              34.8         43.0
Deferred income taxes                         24.5         19.9
Prepaid expense and other
 current assets                              128.7        141.8
Assets of discontinued operations                -         82.1
                                        ----------   ----------
Total                                      1,526.7      1,771.6
                                        ----------   ----------
Properties                                 1,353.9      1,370.6
Less accumulated depreciation
  and amortization                         1,128.1      1,143.2
                                        ----------   ----------
Properties, net                              225.8        227.4
                                        ----------   ----------
Outsourcing assets, net                      175.8        213.7
Marketable software, net                     147.1        151.5
Deferred income taxes                        161.3        180.6
Goodwill                                     192.2        198.5
Other long-term assets                       285.5        213.6
                                        ----------   ----------
Total                                     $2,714.4     $2,956.9
                                        ==========   ==========
Liabilities and stockholders' deficit
Current liabilities
Current maturities of long-term debt          $0.7        $65.8
Accounts payable                             265.3        300.4
Deferred revenue                             459.5        450.6
Other accrued liabilities                    435.1        567.1
Liabilities of discontinued operations           -         39.2
                                        ----------   ----------
Total                                      1,160.6      1,423.1
                                        ----------   ----------
Long-term debt                               835.7        845.9
Long-term postretirement liabilities       1,507.7      1,640.6
Long-term deferred revenue                   150.3        176.3
Other long-term liabilities                  140.2        142.7
Commitments and contingencies
Total stockholders' deficit               (1,080.1)    (1,271.7)
                                        ----------   ----------
Total                                     $2,714.4     $2,956.9
                                        ==========   ==========
 * Reclassified for discontinued operations

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)

                                             Six Months Ended
                                                 June 30
                                           --------------------
                                             2010        2009
                                           --------    --------
Cash flows from operating activities
Consolidated net income from
 continuing operations                        $44.9        $9.7
Income from discontinued operations,
 net of taxes                                  66.1         8.8
Add (deduct) items to reconcile
 consolidated net income to net cash
 provided by operating activities:
Foreign currency transaction loss              19.9           -
Employee stock compensation                     5.8         3.8
Depreciation and amortization
 of properties                                 39.6        48.4
Depreciation and amortization of
 outsourcing assets                            58.6        75.7
Amortization of marketable software            31.2        49.7
Disposals of capital assets                     7.4         5.6
Gain on sale of businesses and assets         (62.0)          -
Loss on extinguishment of debt                  1.4           -
(Increase) decrease in deferred income
 taxes, net                                    (9.3)        3.9
(Increase) decrease in receivables, net       (52.2)      101.7
Decrease in inventories                         5.8        15.8
Decrease in accounts payable
 and other accrued liabilities                (65.6)     (206.2)
(Decrease) increase in other liabilities      (34.4)       21.8
Increase in other assets                      (35.0)      (52.0)
Other                                           1.0         1.0
                                            -------     -------
Net cash provided by operating activities      23.2        87.7
                                            -------     -------
Cash flows from investing activities
 Proceeds from investments                    211.8       200.9
 Purchases of investments                    (211.4)     (199.6)
 Restricted deposits                          (80.6)      (72.3)
 Investment in marketable software            (27.3)      (29.5)
 Capital additions of properties              (37.3)      (18.1)
 Capital additions of outsourcing assets      (51.7)      (53.2)
 Purchases of businesses                          -        (1.5)
 Proceeds from sale of businesses
  and assets                                  130.3           -
                                            -------     -------
Net cash used for investing activities        (66.2)     (173.3)
                                            -------     -------
Cash flows from financing activities
 Proceeds from exercise of stock options        1.2           -
 Payments of long-term debt                   (78.0)          -
 Financing fees                                 (.1)        (.7)
                                            -------     -------
Net cash used for financing activities        (76.9)        (.7)
                                            -------     -------
Effect of exchange rate changes on cash
 and cash equivalents                         (31.2)       17.3
                                            -------     -------
Decrease in cash and cash equivalents        (151.1)      (69.0)
Cash and cash equivalents, beginning of
 period                                       647.6       544.0
                                            -------     -------
Cash and cash equivalents, end of period     $496.5      $475.0
                                            =======     =======